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                                   EXHIBIT 1.1

                        Form of Managing Dealer Agreement
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                            MANAGING DEALER AGREEMENT

      THIS AGREEMENT, dated as of _____________, 2004, is made by and between CNL INCOME PROPERTIES, INC., a Maryland corporation (the "Company"), and CNL SECURITIES CORP., a Florida corporation (the "Managing Dealer").

      WHEREAS, the Company proposes to offer and sell up to an aggregate of 200,000,000 shares of common stock in the Company (the "Shares") to the public pursuant to a public offering;

      WHEREAS, the Managing Dealer is registered with the National Association of Securities Dealers, Inc. as a broker-dealer, and is presently or, prior to any offers or sales of Shares, will be licensed in all fifty states, the District of Columbia, and the Commonwealth of Puerto Rico as a broker-dealer qualified to offer and sell to the public securities of the type represented by the Shares; and

      WHEREAS, the Company desires to retain the Managing Dealer to use its best efforts to sell the Shares and to manage the sale by others of the Shares, and the Managing Dealer is willing and desires to serve as the Managing Dealer for the Company for the sale of the Shares upon the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and the Managing Dealer agree as follows:

                                    SECTION 1
                                   DEFINITIONS

      Whenever used in this Agreement, the following terms shall have the following specified meanings.

      1.1 "Company" means CNL Income Properties, Inc., a Maryland corporation.

      1.2 "NASD" means the National Association of Securities Dealers, Inc.

      1.3 "Offering" means the offering of up to 200,000,000 Shares of CNL Income Properties, Inc. to the public pursuant to the terms and conditions of the Registration Statement.

      1.4 "Offering Period" means the period commencing on the effective date of the Registration Statement and ending on the earliest of the following: (i) the later of one year after the initial date of the Prospectus or, at the Company's election, two years after the initial date of the Prospectus; (ii) the acceptance by the Company of subscriptions for 200,000,000 Shares, with up to 5,000,000 of such Shares available to investors who participate in the Company's Reinvestment Plan (as defined below); (iii) the termination of the Offering by the Company; (iv) the termination of the effectiveness of the Registration Statement; or (v) the termination of the Company.

      1.5 "Participating Brokers" mean those broker-dealers engaged by the Managing Dealer to participate in the Offering pursuant to Paragraph 3.2.

      1.6 "Prospectus" means the final prospectus included in the Registration Statement, pursuant to which the Company will offer Shares to the public, as the same may be amended or supplemented from time to time after the effective date of the Registration Statement.

      1.7 "Registration Statement" means the registration statement pursuant to which the Company has registered the Shares with the SEC as provided in the Securities Act of 1933, as amended, as such registration statement may be amended or supplemented from time to time.
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      1.8 "SEC" means the Securities and Exchange Commission.

      1.9 "Shares" mean the shares of Common Stock of the Company, par value $0.01 per share, with a purchase price of $10.00 per share. An aggregate of up to 200,000,000 Shares will be offered pursuant to the Registration Statement.

      1.10 "State Regulatory Authorities" mean the commissions, departments, agencies or other authorities in the fifty states, the District of Columbia, and the Commonwealth of Puerto Rico which regulate the offer and sale of securities.

                                    SECTION 2
                                   APPOINTMENT

      Subject to the terms and conditions set forth in this Agreement, the Company hereby appoints the Managing Dealer as the managing dealer of the Offering to use its best efforts to sell up to 200,000,000 Shares of the Company and to manage the sale by others of such Shares for the Company's account. The Managing Dealer hereby accepts such appointment.

                                    SECTION 3
                                 SALE OF SHARES

      3.1 Best Efforts. The Managing Dealer shall use its best efforts during the Offering Period to sell or cause to be sold the Shares in such quantities and to such persons and in accordance with such terms as are set forth in this Agreement, the Prospectus and the Registration Statement. Notwithstanding anything herein to the contrary, the Managing Dealer shall have no obligation under this Agreement to purchase any of the Shares for its own account.

      3.2 Association of Other Broker-Dealers. The Company hereby acknowledges and agrees that the Managing Dealer may engage Participating Brokers to participate in the Offering, provided that (i) all Participating Brokers are registered with the NASD and are duly licensed by the State Regulatory Authorities in the jurisdictions in which they will offer and sell Shares or exempt from broker-dealer registration with the NASD and the State Regulatory Authorities, and (ii) all such engagements are evidenced by written agreements, the terms and conditions of which substantially conform to the form of Participating Broker Agreement approved by the Company and attached hereto as Exhibit A (the "Participating Broker Agreement"). The Managing Dealer is authorized to reallow up to 6.0% of the commissions which it receives under Paragraph 4.1 to Participating Brokers with respect to Shares sold by them.

      3.3 Telephonic Subscriptions.

      (a) The Managing Dealer may permit certain Participating Brokers to accept telephonic or other oral subscriptions for Shares; provided, however, that any such Participating Broker agrees that: (i) the registered representative and branch manager of the Participating Broker shall execute the subscription agreement on behalf of any investor who telephonically or orally subscribes for Shares; (ii) the Participating Broker shall not charge investors who telephonically or orally subscribe for Shares any additional fees, including but not limited to fees relating to opening an account with the Participating Broker; and (iii) the Participating Broker shall not accept telephonic or oral subscriptions for Shares from any investor unless such investor has received a copy of the Company's Prospectus prior to making a decision to invest. The Managing Dealer shall enter into a written agreement with each Participating Broker who wishes to accept telephonic or other oral subscriptions for Shares from investors in certain states more particularly identified in the Prospectus, pursuant to which the Participating Broker shall agree to explain to such investor that: (i) the investor shall have the right to rescind such subscription for a period of ten (10) days following the receipt of the Confirmation (as hereinafter defined); and (ii) unless the investor rescinds such subscription within the applicable period of time, the investor shall be bound by the subscription agreement. The Company shall confirm the receipt of subscriptions for Shares which have been subscribed for by telephone or other oral instructions by written notice to the


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      investor (the "Confirmation"). Such Confirmation shall be mailed to the investor not later than seven (7) days after the date on which the investor's funds are deposited, and shall be accompanied by a Prospectus.

      (b) Notwithstanding anything to the contrary contained in Paragraph 4.3(a) of this Agreement, in the event that the Company pays any commissions and fees to the Managing Dealer for sale by a Participating Broker of one or more Shares pursuant to a telephonic or other oral subscription where representatives of such Participating Broker execute the subscription agreement relating to such Shares, and the subscription is rescinded as to one or more of the Shares covered by such subscription, the Company shall decrease the next payment of commissions or other compensation otherwise payable to the Managing Dealer by the Company under this Agreement by an amount equal to the commission rate established in Paragraph 4.1 of this Agreement, multiplied by the number of Shares as to which the subscription is rescinded. In the event that no payment of commissions or other compensation is due to the Managing Dealer after such withdrawal occurs, the Managing Dealer shall pay the amount specified in the preceding sentence to the Company within ten (10) days following receipt of notice by the Managing Dealer from the Company stating the amount owed as a result of rescinded subscriptions.

      3.4 Suitability and Minimum Purchase Requirements.

      (a) The Managing Dealer will use every reasonable effort, to the extent it sells Shares to investors, to assure that any such Shares are sold only to investors who:

            (i) meet the investor suitability standards, including the minimum income and net worth standard established by the Company, and minimum purchase requirements set forth in the Registration Statement;

            (ii) can reasonably benefit from the Company based on the prospective investor's overall investment objectives and portfolio structure;

            (iii) are able to bear the economic risk of the investment based on each prospective investor's overall financial situation; and

            (iv) have apparent understanding of: (A) the fundamental risks of the investment; (B) the risk that the prospective investor may lose the entire investment; (C) the lack of liquidity of the Shares; (D) the restrictions on transferability of the Shares; (E) the background and qualifications of the officers and directors of CNL Income Corp., the advisor to the Company (the "Advisor"); and (F) the tax consequences of an investment in the Shares.

      (b) The Managing Dealer will make the determinations required to be made by it pursuant to Paragraph 3.4(a) above based on information it has obtained from a prospective investor, including, at a minimum, but not limited to, the prospective investor's age, investment objectives, investment experience, income, net worth, financial situation, other investments of the prospective investor, as well as any other pertinent factors deemed by the Managing Dealer to be relevant.

      (c) The Managing Dealer shall maintain such records evidencing compliance with the determination of the investor suitability standards and minimum purchase requirements set forth in the Registration Statement, to the extent required by Paragraphs 3.4(a) and 3.4(b) above for a period of not less than six (6) years, or for such greater time period as shall comply with all applicable federal, state and other regulatory requirements.

      (d) In addition to the foregoing, to the extent required by Paragraphs 3.4(a) and 3.4(b), the Managing Dealer shall comply fully with all the applicable provisions of the NASD's Conduct Rules and the following provisions:


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            (i) the Managing Dealer shall have reasonable grounds to believe, based upon information provided by the investor concerning his investment objectives, other investments, financial situation and needs, and upon any other information known by the Managing Dealer, that (A) each investor to whom the Managing Dealer sells Shares is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits (including tax benefits) of an investment in the Shares, (B) each investor to whom the Managing Dealer sells Shares has a fair market net worth sufficient to sustain the risks inherent in an investment in the Shares (including potential loss and lack of liquidity), and (C) the Shares otherwise are or will be a suitable investment for each investor to whom the Managing Dealer sells Shares, and the Managing Dealer shall maintain files disclosing the basis upon which the determination of suitability was made;

            (ii) the Managing Dealer shall not execute any transaction involving the purchase of Shares in a discretionary account without prior written approval of the transaction by the investor;

            (iii) the Managing Dealer shall have reasonable grounds to believe, based upon the information made available to it, that all material facts are adequate and accurately disclosed in the Registration Statement and provide a basis for evaluating the Shares;

            (iv) in making the determination set forth in item (iii) above, the Managing Dealer shall evaluate items of compensation, properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, and any other information deemed pertinent by it; and

            (v) prior to executing a purchase transaction in the Shares, the Managing Dealer shall have informed the prospective investor of all pertinent facts relating to the liquidity and marketability of the Shares.

      (e) The Managing Dealer shall comply with the requirements for determining the suitability of investors who elect to participate in the Reinvestment Plan (the "Reinvestment Plan") in accordance with the procedure set forth in Paragraph 6 of such Reinvestment Plan in the form of Appendix A to the Prospectus.

      3.5 Sales Literature. The Managing Dealer shall use and distribute in conjunction with the offer and sale of any Shares only the Prospectus and such sales literature and advertising as shall have been previously approved in writing by the Company.

      3.6 Jurisdictions. The Managing Dealer shall cause Shares to be offered and sold only in those jurisdictions specified in writing by the Company for whose account Shares are then offered for sale, and such list of jurisdictions shall be updated by the Company as additional states are added. The Company shall specify only such jurisdictions in which the offering and sale of its Shares has been authorized by appropriate State Regulatory Authorities. No Shares shall be offered or sold for the account of the Company in any other states.

      3.7 Escrow. All funds received by the Managing Dealer for the sale of Shares shall be deposited in an escrow account established by the Company at SouthTrust Bank (the "Escrow Agent"), by the close of the first business day following receipt of such funds by the Managing Dealer. Such escrow account shall be denominated "ESCROW ACCOUNT FOR THE BENEFIT OF SUBSCRIBERS FOR COMMON STOCK OF CNL INCOME PROPERTIES, INC." Until such time (if any) as the funds held in escrow are deliverable to the Company pursuant to the Escrow Agreement between the Company and the Escrow Agent, the Managing Dealer shall, and shall cause Participating Brokers to, instruct subscribers to make checks for subscriptions payable to the order of "SOUTHTRUST BANK, ESCROW AGENT," and shall return checks made payable to another party to the Participating Broker or subscriber who submitted the check. Thereafter, checks may be made payable to either the Escrow Agent or the Company. The Managing Dealer may authorize certain Participating Brokers which are "$250,000 broker-dealers" to instruct their customers to make their checks for Shares subscribed for payable directly to the Participating Broker. In such case, the Participating Broker will collect the proceeds of the subscribers' checks and issue a check made payable to the order of


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the Escrow Agent for the aggregate amount of the subscription proceeds or wire such funds to the Escrow Agent.


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                                    SECTION 4
                                  COMPENSATION

      4.1 Commissions.

      (a) The Company shall pay to the Managing Dealer, as compensation for all services to be rendered by the Managing Dealer pursuant to this Agreement, a commission of up to 6.5% of the selling price of each Share for which a sale is completed, regardless of whether such Share is sold by the Managing Dealer or a Participating Broker; provided, however, that the Company will pay reduced commissions and fees or may eliminate commissions and fees on certain sales of Shares, including the reduction or elimination of commissions and fees in accordance with, and on the terms set forth in, the Prospectus and Paragraphs 4.1(b) and (c).

      (b) The following persons and entities may purchase Shares net of 6.5% commissions and the 1.5% marketing support fee, at a per Share purchase price of $9.20 (assuming no other discounts apply): (i) a registered principal or representative of the Managing Dealer or a Participating Broker; (ii) employees, officers and directors of the Company or the Advisor, or of the Affiliates of either of the foregoing entities (and the immediate family members of any of the foregoing persons, provided that "immediate family members" means such person's spouse, parents, children, grandparents, grandchildren and any such person who is so related by marriage such that this includes "step-" and "-in law" relations as well as such persons so related by adoption), and any Plan (as defined in the Prospectus) established exclusively for the benefit of such persons or entities; (iii) a client of an investment adviser registered under the Investment Advisers Act of 1940, as amended, or under applicable state securities laws; and (iv) a person investing in a bank trust account with respect to which the decision-making authority for investments made has been delegated to the bank trust department. As all sales must be made through a registered broker-dealer, the investment adviser must arrange the placement of the transaction through a broker-dealer, that will waive compensation, or may contact the Managing Dealer for such assistance. The amount of proceeds to the Company will not be affected by eliminating commissions and marketing support fees payable in connection with sales to investors purchasing through such registered investment advisers or bank trust department. In addition, Participating Brokers that have a contractual arrangement with their clients for the payment of fees on terms that are inconsistent with the acceptance of all or a portion of the commissions and the marketing support fee may elect not to accept all or a portion of their compensation in the form of commissions and the marketing support fees offered by the Company for Shares that they sell. In that event, such Shares shall be sold to the investor net of 6.5% commissions and the marketing support fee, at a per share purchase price of $9.20.

      (c) In connection with the purchase and subsequent purchase of certain minimum numbers of Shares, the amount of commissions otherwise payable may be reduced in accordance with the volume discounts schedule set forth in the Prospectus.

      4.2 Due Diligence and Marketing Support Fee.

      (a) Due Diligence. The Company shall pay the Managing Dealer for actual expenses incurred in connection with the due diligence of our Company and this offering and such reimbursement will be paid following submission of invoices supporting such expenses. All due diligence expense reimbursements shall be paid by the Managing Dealer from this amount.

      (b) Marketing Support Fee. The Company shall pay to the Managing Dealer a nonaccountable fee for assistance in selling and marketing the Shares up to one and one-half percent (1.5%) of the selling price of each Share which is sold in the Offering. The Managing Dealer may reallow all or any portion of this amount (1.5% of the selling price) for each share sold by a Participating Broker with whom the Managing Dealer enters into a separate agreement relating to the marketing support fee.


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      Stockholders who elect to participate in the Reinvestment Plan will be charged 6.5% commissions, due diligence expense reimbursements of up to 0.10%, and the 1.5% marketing support fee on Shares purchased for their accounts.

      4.3 Completed Sale.

      (a) A sale of a Share shall be deemed to be completed under Paragraphs 4.1 and 4.2 if and only if (i) the Company has received a properly completed and executed subscription agreement, together with payment of the full purchase price of each purchased Share, from or, in accordance with Paragraph 3.3(a), on behalf of an investor who satisfies the applicable suitability standards and minimum purchase requirements set forth in the Registration Statement as determined by the Managing Dealer in accordance with the provisions of this Agreement; (ii) the Company has accepted such subscription, and (iii) such investor has been admitted as a stockholder of the Company.

      (b) The Managing Dealer hereby acknowledges and agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commission will be paid to the Managing Dealer with respect to that portion of any subscription which is rejected.

      4.4 Payment. Except as otherwise provided in the Prospectus, the commissions and fees specified in Paragraphs 4.1 and 4.2 for the sale of any Share shall be payable in cash by the Company, as specified in Paragraphs 4.1 and 4.2, no later than seven (7) days after the end of the calendar month in which the investor subscribing for the Share is admitted as a stockholder of the Company. Investors whose subscriptions for Shares are accepted shall be admitted no later than the end of the calendar month in which such subscriptions are accepted. The Company will accept or reject all subscriptions within 30 days after receipt. Notwithstanding anything to the contrary contained herein, in the event that the Company pays any commission to the Managing Dealer for sale by a Participating Broker of one or more Shares and the subscription is rescinded as to one or more of the Shares covered by such subscription, the Company shall decrease the next payment of commissions or other compensation otherwise payable to the Managing Dealer by the Company under this Agreement by an amount equal to the commission rate established in Paragraph 4.1 of this Agreement, multiplied by the number of Shares as to which the subscription is rescinded. In the event that no payment of commissions or other compensation is due to the Managing Dealer after such withdrawal occurs, the Managing Dealer shall pay the amount specified in the preceding sentence to the Company within ten (10) days following receipt of notice by the Managing Dealer from the Company stating the amount owed as a result of rescinded subscriptions.

      4.5 Sales Incentives. The Company or its Affiliates also may provide incentive items for registered representatives of the Managing Dealer and the Participating Brokers, but in no event shall such gifts exceed an aggregate of $100 per annum per participating salesperson and will otherwise comply with the NASD Conduct Rules. In the event other incentives are provided to registered representatives of the Managing Dealer or the Participating Brokers, they will only be paid in cash and such payments will only be made to the Managing Dealer or the Participating Brokers rather than to their registered representatives. Before any such sales incentive program is offered, the Company agrees to obtain prior approval of the terms of such program from the NASD.

      4.6 Wholesaling Compensation. The Company hereby agrees to reimburse reasonable out-of-pocket expenses that wholesalers of the Managing Dealer incur in connection with the distribution of its Shares.

                                    SECTION 5
                                TERM OF AGREEMENT

      5.1 Commencement and Expiration. This Agreement shall commence as of the date first above written and, unless sooner terminated pursuant to Paragraph 5.2 or by operation of law or otherwise, shall expire at the end of the Offering Period.


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      5.2 Termination. Any party may terminate this agreement at any time and for any reason by giving 30 days prior written notice of intention to terminate to each other party hereto.


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      5.3 Obligations Surviving Expiration or Termination.

      (a) In addition to any other obligations of the Managing Dealer that survive the expiration or termination of this Agreement, the Managing Dealer, upon the expiration or termination of this Agreement, shall (i) promptly deposit any and all funds in its possession which were received from investors for the sale of Shares into the appropriate escrow account specified in Paragraph 3.7, and (ii) promptly deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies. The Managing Dealer, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential. The Managing Dealer shall use its best efforts to cooperate with the Company to accomplish an orderly transfer of management of the Offering to a party designated by the Company.

      (b) In addition to any other obligations of the Company that survive the expiration or termination of this Agreement, the Company, upon expiration or termination of this Agreement, shall pay to the Managing Dealer all commissions and fees to which the Managing Dealer is or becomes entitled under Section 4 at such time or times as such commissions and fees become payable pursuant to Paragraph 4.3.

                                    SECTION 6
                        COVENANTS OF THE MANAGING DEALER

      The Managing Dealer covenants, warrants and represents, during the full term of this Agreement, that:

      (a) it is (i) a corporation duly organized and validly existing under the laws of the State of Florida, (ii) a member of the NASD, and (iii) a broker-dealer registered under the securities laws of all fifty states, the District of Columbia, and the Commonwealth of Puerto Rico;

      (b) it will use its best efforts to assure that all Shares are offered and sold in accordance with (i) the terms of the Registration Statement, the Prospectus and this Agreement, (ii) the requirements of applicable federal and state securities laws and regulations, and (iii) the applicable rules of the NASD, including, without limitation, the NASD's Conduct Rules;

      (c) it will cause the Shares to be offered or sold only in those jurisdictions specified in writing by the Company;

      (d) it will not use any offering or selling materials other than materials furnished or previously approved in writing by the Company;

      (e) it either (i) will not purchase Shares for its own account or (ii) will hold all such Shares for investment; and

      (f) it agrees to (i) comply with U.S. Department of Treasury regulations (outlined in the Patriot Act) that require reasonable efforts to verify the identity of new customers, maintain customer records, and check the names of new customers against a government terrorist list. (ii) provide the Financial Crimes Enforcement Network with information regarding: 1) the identity of a specified individual or organization; 2) account number;
      3) all identifying information provided by the account holder, and 4) the date and type of transaction, upon request.; and (iii) manually monitor account activity to identify patterns of unusual size or volume, geographic factors, and any of the other "red flags" described in the Patriot Act as potential signals of money laundering or terrorist financing. The Company reserves the right to reject account applications from new customers who fail to provide necessary account information or who intentionally provide misleading information.


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                                    SECTION 7
                            COVENANTS OF THE COMPANY

      The Company covenants, warrants and represents, during the full term of this Agreement, that:

      (a) it will use its best efforts to maintain the effectiveness of the Registration Statement, and will file, or cause to be filed, such amendments to the Registration Statement as may be reasonably necessary for that purpose;

      (b) it will use its best efforts to (i) prevent the issuance of any order by the SEC, any State Regulatory Authority or any other regulatory authority which suspends the effectiveness of the Registration Statement, prevents the use of the Prospectus, or otherwise prevents or suspends the Offering, and (ii) obtain the lifting of any such order if issued;

      (c) it will give the Managing Dealer written notice when the Registration Statement becomes effective and shall deliver to the Managing Dealer a signed copy of the Registration Statement, including its exhibits, and such number of copies of the Registration Statement, without exhibits, and the Prospectus, and any supplements and amendments thereto which are finally approved by the SEC, as the Managing Dealer may reasonably request for sale of the Shares, which Prospectus shall not contain any untrue statement of a material fact required to be stated therein or omit any material statement necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

      (d) if at any time any event occurs and becomes known to the Company prior to the end of the Offering Period, as a result of which the Registration Statement or Prospectus would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will effect the preparation of an amended or supplemented Registration Statement or Prospectus which will correct such statement or omission;

      (e) it will promptly notify the Managing Dealer of any post-effective amendments or supplements to the Registration Statement or Prospectus;

      (f) it will, during the full term of this Agreement, abide by all applicable provisions of its governing instruments, as the same may be amended; and

      (g) it will use its best efforts to cause, at or prior to the time the Registration Statement becomes effective, the qualification or registration of the Shares for offering and sale under the securities laws of such jurisdictions as shall be determined by the Company.

                                    SECTION 8
                          PAYMENT OF COSTS AND EXPENSES

      8.1 Managing Dealer. The Managing Dealer shall pay all costs and expenses incident to the performance of its obligations under this Agreement which are not expressly assumed by the Company under Paragraph 8.2 below.

      8.2 Company. The Company shall pay all costs and expenses related to:

      (a) the registration of the offer and sale of the Shares with the SEC, including the cost of preparation, printing, filing and delivery of the Registration Statement and all copies of the Prospectus used in the Offering, and any amendments or supplements to such documents;


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      (b) the preparation and printing of the form of subscription agreement to be used in the sale of the Shares;

      (c) the qualification or registration of the Shares under state securities or "blue sky" laws of states where the Shares are to be offered or sold;

      (d) the filing of the Registration Statement and any related documents, including any amendments or supplements to such documents, with the SEC, NASD and State Regulatory Authorities;

      (e) any filing fees, and fees and disbursements to counsel, accountants and escrow agents which are in any way related to any of the above items; and

      (f) the preparation, printing and filing of all advertising and sales materials originated by it relating to the sale of Shares.

                                    SECTION 9
                                 INDEMNIFICATION

      The Managing Dealer agrees to indemnify, defend and hold harmless the Company from all losses, claims, demands, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to the Company, which the Company may incur in connection with the offer or sale of any Shares, either by the Managing Dealer pursuant to this Agreement or any Participating Broker acting on the Managing Dealer's behalf pursuant to the Participating Broker Agreement which arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact, other than a statement or omission contained in the Prospectus, the Registration Statement, or any state securities filing which was not based on information supplied to the Company by the Managing Dealer or a Participating Broker, or (ii) the breach by the Managing Dealer or any Participating Broker acting on its behalf of any of the terms and conditions of this Agreement or any Participating Broker Agreement, including, but not limited to, alleged violations of the Securities Act of 1933, as amended.

      The Company agrees to indemnify, defend and hold harmless the Managing Dealer and its employees, officers, directors and Affiliates, from all losses, claims, demands, liabilities and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to the Managing Dealer, which the Managing Dealer may incur in connection with the offer or sale of any Shares, which arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact, contained in the Prospectus, the Registration Statement, or any state securities filing, or (ii) the breach by the Company of any of the terms and conditions of this Agreement, including, but not limited to, alleged violations of the Securities Act of 1933, as amended.

                                   SECTION 10
                                  MISCELLANEOUS

      10.1 Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person or deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the intended recipient as set forth below.

      If to the Company:          CNL Income Properties, Inc.
                                  CNL Center at City Commons
                                  450 South Orange Avenue
                                  Orlando, Florida 32801
                                  Attention:  James M. Seneff, Jr., Chairman of
                                              the Board

      If to the Managing Dealer: CNL Securities Corp.
                                 CNL Center at City Commons
                                 450 South Orange Avenue
                                 Orlando, Florida 32801
                                 Attention:  Robert A. Bourne, President

Any party may change its address specified above by giving each other party notice of such change in accordance with this Paragraph 10.1.

      10.2 Invalid Provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

      10.3 No Partnership. Nothing in this Agreement shall be construed or interpreted to constitute the Managing Dealer as in association with or in partnership with the Company, and instead, this Agreement only shall constitute the Managing Dealer as a dealer authorized by the Company to sell and to manage the sale by others of the Shares according to the terms set forth in the Registration Statement, the Prospectus or this Agreement.

      10.4 No Third Party Beneficiaries. No provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Further, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against either party to this Agreement.

      10.5 Survival. Paragraph 5.3 and Section 9 and all provisions of this Agreement which may reasonably be interpreted or construed as surviving the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

      10.6 Entire Agreement. This Agreement constitutes the complete understanding among the parties hereto, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless and until it is signed by all parties hereto.

      10.7 Successors and Assigns. No party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

      10.8 Nonwaiver. The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

      10.9 Applicable Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Florida applicable to contracts to be made and performed entirely in said state.


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                                      -13-

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

      Company:                   CNL INCOME PROPERTIES, INC.


                                 By: __________________________________
                                     JAMES M. SENEFF, JR., Chairman of the Board


      Managing Dealer:           CNL SECURITIES CORP.


                                 By: __________________________________
                                     ROBERT A. BOURNE, President


                                      -14-